Exhibit 99:

August 1, 2002 Elkin and Statesville, N.C.

FOR IMMEDIATE RELEASE

Yadkin Valley Bank and Trust Company, Elkin, North Carolina (Nasdaq: YAVY)
Completes the Acquisition of
Main Street BankShares, Inc., Statesville, North Carolina (OTC Bulletin Board: MSBS)

James N. Smoak, President and CEO of Yadkin Valley Bank and Trust Company, Elkin, North Carolina, and William A. Long, President and CEO of Main Street BankShares, Inc, Statesville, North Carolina, announced that Yadkin Valley Bank and Trust Company’s acquisition of Main Street BankShares, Inc. had been completed as of July 31, 2002.

Yadkin Valley Bank acquired all outstanding shares of Main Street in a cash and a stock transaction. For each share of stock they own, Main Street shareholders will receive $18.50 in cash, 1.68 shares of newly issued Yadkin Valley Bank stock, or a combination of both, subject to certain limitations on the amount of Yadkin Valley Bank stock that will be exchanged in the transaction. Main Street stockholders will soon receive instructions by mail for tendering their shares of common stock for exchange.

Mr. Smoak’s retirement became effective upon completion of the merger transaction on July 31, 2002, and William A. Long began his tenure as President and CEO of Yadkin Valley Bank and Trust Company on August 1, 2002.

“The new Yadkin Valley Bank and Trust Company will have over $600 million in assets serving approximately 60,000 customers in Ashe, Wilkes, Yadkin, Surry, Iredell and Mecklenburg counties. This gives us an excellent base to continue to build our franchise,” stated Wm. A. Long.

For Further Information: Edwin E. Laws, Chief Financial Officer 336-526-6313